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                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)


                                                           Years Ended
                                -------------------------------------------------------------------
                                January 31,   January 30,   January 29,   January 28,   February 2,
                                   1993          1994          1995          1996          1997
                                (52 Weeks)     (52 Weeks)    (52 Weeks)    (52 Weeks)    (53 Weeks)
                                -----------   -----------   -----------   -----------   -----------
Income (loss) before
taxes and extraordinary item        $ 5,323       ($1,603)      $ 6,415     ($102,882)        ($796)

Add:
  Interest expense                   25,147        26,588        27,367        29,526        29,781
  Amortization of
  finance cost                        1,010           862           906         1,004           687

  Portion of rentals
  representative of
  interest factor                     4,052         4,042         4,572         5,631         5,231
                                -----------   -----------   -----------   -----------   -----------
  Income before taxes and
  extra-ordinary items,
  as adjusted                       $35,532       $29,889       $39,260      ($66,721)      $34,903
                                ===========   ===========   ===========   ===========   ===========
Fixed
Charges:
  Interest expense                  $25,147       $26,588       $27,367       $29,526       $29,781
  Amortization of
  finance cost                        1,010           862           906         1,004           687

  Portion of rentals
  representative of
  interest factor                     4,052         4,042         4,572         5,631         5,231

Preferred dividend
factor on pre-tax basis                 788           511           508           511           554
                                -----------   -----------   -----------   -----------   -----------
  Fixed charges,
  as adjusted                       $30,997       $32,003       $33,353       $36,672       $36,253
                                ===========   ===========   ===========   ===========   ===========
Ratio of earnings
to fixed charges                     1.15:1            --        1.18:1            --            --
                                ===========   ===========   ===========   ===========   ===========
Excess of fixed
charges over
earnings                                 --       $ 2,114            --     $ 103,393        $1,350
                                ===========   ===========   ===========   ===========   ===========
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